Filed Pursuant to Rule 424(b)(3)

Registration No. 333-58446

Subject to Completion

Preliminary Prospectus Supplement dated June 20, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 20, 2001)

$

General Motors Acceptance Corporation

% Notes due

The     % notes will mature on                 . Interest will accrue from                  , 2003 at the rate of     % per year payable semi-annually in arrears on                  and                  of each year, commencing on                  , 2003. The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

Application has been made to list the notes on the Luxembourg Stock Exchange.

	Per Note	Total
Public Offering Price (1)%		$
Underwriting Discount	%	$
Proceeds, before expenses, to General Motors Acceptance Corporation	%	$

(1)	Plus accrued interest from , 2003 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery on the closing date in book-entry form only through The Depository Trust Company, including for the accounts of the Euroclear System or Clearstream Banking, société anonyme, Luxembourg on or about                 , 2003.

Joint Book-Running Managers

Morgan Stanley

Banc of America Securities LLC

Banc One Capital Markets, Inc.

Bear, Stearns & Co. Inc.

JPMorgan

The date of this Prospectus Supplement is                    , 2003.

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, and is subject to completion or amendment. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Table of Contents

Prospectus Supplement

Prospectus

Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 20, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

We will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Notes. The underwriting agreement provides that the closing will occur on             , 2003, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “dollars”, “$” and “U.S.$” are to United States dollars.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2002.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2003.
Current Reports on Form 8-K	Filed January 16, 2003, March 7, 2003, April 10, 2003, April 15, 2003, April 23, 2003, June 13, 2003 and June 19, 2003 (2).

You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of L. K. Zukauckas, Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail Code 482-B08-A36

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference, will be available free of charge at the office of Banque Générale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words.

These statements are based on GMAC’s current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including:

•	changes in economic conditions, currency exchange rates, significant terrorist attacks or political instability in the major markets where we operate;

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may continue to affect both the United States and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports that we file with the SEC.

Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

GM Financing Activities

On May 19, 2003, GM issued in a registered offering $1,115,000,000 in aggregate principal amount of 7.375% Senior Notes due May 15, 2048. On May 23, 2003, GM issued in a registered offering $425,000,000 in aggregate principal amount of 7.375% Senior Notes due May 23, 2048. The notes issued in these offerings are general unsecured, unsubordinated obligations of GM. GM has used or will use the net proceeds from these offerings for general corporate purposes, including the repayment of existing indebtedness.

On June 20, 2003, GM announced that it plans to offer an aggregate of approximately $10 billion of debt securities as part of an overall effort to accelerate improvements in its balance sheet and financial flexibility. GM plans to raise approximately $10 billion in these offerings, effectively doubling its original balance-sheet-strengthening target for 2003 to $20 billion from $10 billion and increasing its near-term liquidity to more than $30 billion.

GM expects the offerings to include intermediate- and long-term debt denominated in U.S. dollars and Euros. The offerings of U.S. dollar denominated securities will be registered under the Securities Act. GM expects the Euro denominated securities will be offered outside the United States in transactions not registered under the Securities Act, which securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

None of these offerings by GM is conditioned upon any of the other offerings of GM, or those of GMAC discussed below. This prospectus supplement does not constitute an offer with respect to any securities offered or to be offered by GM.

GMAC Financing Activities

On June 20, 2003, GMAC announced that it plans to offer approximately $3 billion of debt securities in a series of offerings as part of its ongoing funding plan for 2003, intended to be used for general corporate purposes. GMAC also decided to undertake these debt offerings in order to satisfy funding of ongoing operations.

GMAC expects the offerings to include short- and intermediate-term debt denominated in U.S. dollars and Euros. The offerings of U.S. dollar denominated securities will be registered under the Securities Act. GMAC expects the Euro denominated securities will be offered outside the United States in transactions not registered under the Securities Act, which securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

None of these offerings by GMAC is conditioned upon any of the other offerings of GMAC, or those of GM discussed above. This prospectus supplement does not constitute an offer with respect to any securities other than the Notes as described herein.

Ratings Agency Actions

On April 9, 2003, S&P reaffirmed its corporate credit rating (BBB) on GM and revised its outlook on GM and GMAC to negative from stable. S&P also warned that GM’s rating was under constant review and could be downgraded without notice.

On April 22, 2003, Dominion Note Rating Service Limited (“DBRS”) announced that it downgraded its long-term ratings of General Motors group of companies from A to A (low), and changed the trend from negative to stable. Concurrently, DBRS confirmed the commercial paper ratings at R-1 (low) of the (GM) group, all with a continuing stable trend.

On June 13, 2003, Moody’s Investors Service, Inc. (“Moody’s”) announced that it had lowered GM’s long-term rating from A3 to Baa1, and also lowered GMAC’s long-term rating from A2 to A3 and its short-term rating from Prime-1 to Prime-2. Concurrently, Moody’s confirmed GM’s existing Prime-2 short-term rating. Moody’s rating outlook is negative.

On June 19, 2003, Fitch Ratings (“Fitch”) downgraded its rating of the senior unsecured debt of GM and GMAC from A- to BBB+. Fitch also reaffirmed the corresponding commercial paper ratings at F2. Fitch’s rating outlook remains negative.

DIRECTORS OF GMAC

Name	Position
Walter G. Borst	Treasurer, General Motors Corporation

Richard J. S. Clout	Executive Vice President

Gary L. Cowger	President, General Motors North America and Group Vice President, General Motors Corporation

John M. Devine	Vice Chairman and Chief Financial Officer, General Motors Corporation

Eric A. Feldstein	Chairman and President, General Motors Acceptance Corporation and Group Vice President, General Motors Corporation

John E. Gibson	Executive Vice President

William F. Muir	Executive Vice President and Chief Financial Officer

W. Allen Reed	Vice President and Chief Investment Funds Officer, General Motors Corporation

G. Richard Wagoner, Jr	Chairman, and Chief Executive Officer, General Motors Corporation

The above Directors do not hold any significant positions outside of General Motors Corporation, GMAC and their respective subsidiaries.

The business address of each Director and the location of GMAC’s principal executive offices is 200 Renaissance Center, Detroit, Michigan 48265-2000, United States.

RATIO OF EARNINGS TO FIXED CHARGES

Three Months Ended March 31,		Year Ended December 31,
2003	2002	2002	2001
1.64	1.43	1.43	1.38

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus for additional information.

CONSOLIDATED CAPITALIZATION OF GMAC

Unaudited

(In millions of U.S. Dollars)

March 31, 2003
Short-term debt	$38,537
Long-term debt	149,580
Fair value adjustment	2,913

Total Debt	$191,030
Stockholders’ Equity
Common stock, $.10 par value (authorized 10,000 shares, outstanding 10 shares) and paid-in capital	$5,641
Retained earnings	12,984
Accumulated other comprehensive loss	(33)

Total stockholders’ equity	$18,592
Total Capitalization	$209,622

Note: Guarantees, commitments and contingent liabilities of GMAC are as disclosed on page 67 of the Annual Report on Form 10-K for the year ended December 31, 2002.

There has since March 31, 2003 been no material change in the capitalization and indebtedness of the Company.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected financial data derived from our audited consolidated financial statements for the two years ended December 31, 2002 and 2001 and from unaudited financial statements for the three months ended March 31, 2003. We do not publish non-consolidated financial statements. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,	Year Ended December 31,
	2003	2002	2001
	(in millions of U.S. Dollars)
Balance Sheet Data:
Assets
Cash and cash equivalents	$9,958	$8,103	$10,101
Investment securities	13,537	14,605	11,197
Loans held for sale	11,126	14,563	10,187
Finance receivables and loans, net of unearned income
Consumer	98,007	92,630	69,439
Commercial	46,611	45,246	42,454
Allowance for credit losses	(3,154)	(3,059)	(2,167)

Total finance receivables and loans, net	141,464	134,817	109,726
Investment in operating leases, net	27,841	24,163	25,228
Notes receivable from General Motors	2,582	2,801	4,165
Mortgage servicing rights, net	2,680	2,683	4,840
Premiums and other insurance receivables	1,837	1,742	1,501
Other assets	24,503	24,193	15,776

Total assets	$235,528	$227,670	$192,721

Liabilities
Debt	191,030	183,091	152,033
Interest payable	2,189	2,719	2,381
Unearned insurance premiums and service revenue	3,720	3,497	2,578
Reserves for insurance losses and loss adjustment expenses	2,168	2,140	1,797
Accrued expenses and other liabilities	14,287	14,837	13,915
Deferred income taxes	3,542	3,555	3,883

Total liabilities	216,936	209,839	176,587
Stockholder’s equity
Common stock, $.10 par value (10,000 shares authorized, 10 shares outstanding) and paid-in capital	5,641	5,641	5,641
Retained earnings	12,984	12,285	10,815
Accumulated other comprehensive loss	(33)	(95)	(322)

Total stockholder’s equity	18,592	17,831	16,134

Total liabilities and stockholder’s equity	235,528	227,670	192,721

	Three Months Ended		Year Ended
	March 31,		December 31,
	2003	2002	2002	2001
	(in millions of U.S. Dollars)
Income Statement Data:
Revenue
Consumer	$1,940	$1,600	$6,952	$5,452
Commercial	523	532	2,057	2,859
Loans held for sale	274	211	916	897
Operating leases, net of depreciation	426	556	2,002	2,242

Total financing revenue	3,163	2,899	11,927	11,450
Interest and discount expense	(1,774)	(1,651)	(6,733)	(7,580)

Net financing revenue before provision for credit losses	1,389	1,248	5,194	3,870
Provision for credit losses	(378)	(506)	(2,028)	(1,472)

Net financing revenue	1,011	742	3,166	2,398
Insurance premiums and service revenue earned	732	590	2,689	2,226
Mortgage banking income	838	526	2,064	1,862
Investment income (loss)	80	42	(8)	523
Other income	783	747	3,671	3,388

Total net revenue	3,444	2,647	11,582	10,397
Expense
Compensation and benefits expense	680	545	2,393	1,973
Insurance losses and loss adjustment expenses	533	457	2,033	1,711
Other operating expenses	1,094	921	4,215	3,914

Total noninterest expense	2,307	1,923	8,641	7,598
Income before income tax expense	1,137	724	2,941	2,799
Income tax expense	438	285	1,071	1,047

Income before cumulative effect of accounting change	699	439	1,870	1,752
Cumulative effect of accounting change	—	—	—	34

Net income	$699	$439	$1,870	$1,786

Retained earnings at beginning of the period	12,285	10,815	10,815	9,029

Retained earnings at end of the period	$12,984	$11,254	$12,285	$10,815

USE OF PROCEEDS

We will receive net proceeds before expenses of $             from the sale of the     % Notes due                 ,     (the “Notes”). We estimate that our expenses will be approximately $            . The net proceeds from the sale of the securities is intended to be used for general corporate purposes. GMAC also decided to undertake these debt offerings in order to satisfy funding of ongoing operations.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the Notes offered hereby supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Notes are part of the Debt Securities registered by GMAC in April, 2001 to be issued on terms to be determined at the time of sale.

The Notes will be issued in an initial aggregate principal amount of $            . The Notes offered hereby will be issued pursuant to an Indenture dated as of July 1, 1982, as amended (the “Indenture”), which is more fully described in the accompanying prospectus, and the Notes have been authorized and approved by resolution of our Board of Directors on April 3, 2001.

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

The Notes will mature on             ,         . The Notes are not redeemable by GMAC prior to maturity unless certain events occur involving U.S. taxation. See “Redemption for Tax Reasons.” The Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from         , 2003 at the rate of     % per annum, payable on             and             of each year, the first payment to be made on             , 2003 in respect of the period from             , 2003 to             , 2003, to the person in whose name the Notes are registered at the close of business on the             day of the calendar month next preceding such                 and                 .

Book-Entry, Delivery and Form

The Notes will be offered and sold in principal amounts of U.S. $1,000 and integral multiples thereof. The Notes will be issued in the form of one or more fully registered Global Notes (collectively, the “Global Notes”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository” or “DTC”) and registered in the name of Cede & Co., the Depository’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./NV as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. The transfer of Global Notes may be made at the office of the Registrar according to the rules of the clearing systems.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

In the event definitive Notes are issued, we will appoint a paying agent and transfer agent in Luxembourg (the “Luxembourg Paying and Transfer Agent”). Holders of definitive Notes will be able to receive payments and effect transfers at the offices of the Luxembourg Paying and Transfer Agent. Notice of such appointment will be published in a daily newspaper of wide circulation, which is expected to be the Luxemberger Wort.

Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds

Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream Participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depository.

Although the Depository, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

Neither GMAC nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the applicable series of Notes, create and issue further Notes of each series of Notes ranking pari passu with the Notes of the applicable series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes of the applicable series and have the same terms as to status, redemption or otherwise as the Notes of that series.

Payment of Additional Amounts

We will pay to the holder of any Note who is a non-United States Holder (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, or interest, on such Note, after deduction or withholding by GMAC or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for:

•	the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein or

•	such holder’s present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than ten days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or interest on any Note;

(e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

(f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

•	certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or

•	any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent;

(h) any Notes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union’s Economic and Finance Ministers) Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) or (h);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “Payment of Additional Amounts” and under the heading “Description of Notes—Redemption for Tax Reasons”, GMAC shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used under this heading “Payment of Additional Amounts” and under the headings “Description of Notes—Redemption for Tax Reasons”, the term “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction; and the term “Non-United States Holder” means a person that is for United States federal income tax purposes, (i) nonresident alien individual, (ii) foreign corporation, (iii) nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Redemption for Tax Reasons

If, as a result of:

•	any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, including any official proposal for such a change in or amendment to such laws, which change or amendment becomes effective after the date of this prospectus supplement or which proposal is made after such date,

•	any change in the official application or interpretation of such laws, including any official proposal for such a change in the application or interpretation of such laws, which change is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date,

•	any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of this Prospectus Supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to GMAC, there is, in such case, in the written opinion of independent legal counsel of recognized standing to GMAC, a material increase in the probability that GMAC has or may become obligated to pay additional amounts (as described above under “Payment of Additional Amounts”), and GMAC in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the Notes, the Notes may be redeemed, as a whole but not in part, at GMAC’s option at any time thereafter, upon notice to the trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

Notices

Notices to holders of the Notes (including any notice of redemption) will be published in authorized daily newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. In addition, for so long as any Notes are listed on the Luxembourg Stock Exchange notice will in any event be published in accordance with the rules of the Luxembourg Stock Exchange. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Concerning the Trustee

Pursuant to the indenture, the Trustee will be designated by GMAC as the initial paying agent, transfer agent and registrar for the Notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 7E, New York, N.Y. 10286, U.S.A. Attention: The Bank of New York.

The indenture provides that the Trustee, prior to the occurrence of an event of default and after the curing of all events of default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the indenture. If an event of default has occurred (which has not been cured), the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The indenture also provides that the Trustee or any agent of GMAC or the Trustee, in their individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The indenture and the Notes are governed by and will be construed in accordance with the laws of the State of New York. Any claims or proceedings in respect of the indenture or the Notes shall be heard in a federal or state court located in the State of New York.

U.S. TAX CONSIDERATIONS

The following summary describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Notes to an initial investor purchasing a Note at its “issue price” (that is, the first price at which a substantial amount of the Notes is sold for money to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances, and does not describe tax consequences of ownership or disposition of Notes by holders that are subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.

Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences of ownership or disposition of Notes under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

“U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or other entity that is treated as a domestic corporation for U.S. federal income tax purposes, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Interest

Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement

Upon the sale, exchange or retirement of the Notes, a U.S. Holder will recognize taxable gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Note and the amount realized on the sale, exchange or retirement. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. Such amounts are treated as interest as described under “Payment of Interest” above. A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Notes for more than one year) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

“Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

“Non-U.S. Holder” does not include a beneficial owner of a Note who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident for U.S. federal income tax purposes. Such owner is urged to consult his or her own tax adviser regarding the U.S. federal tax consequences of the sale, exchange or other disposition of a Note.

Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

(a) Payments of principal and interest on the Notes to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GMAC stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to GMAC through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Note certifies, generally on Internal Revenue Service (“IRS”) Form W-8BEN or, if income from the Note is effectively connected to the Non-U.S. Holder’s conduct of a U.S. trade or business, Form W-8ECI, under penalties of perjury that it is not a U.S. person. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements;

(b) a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Note, unless the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; and

(c) a Non-U.S. Holder who is an individual and who is not, for U.S. federal estate tax purposes, a resident or citizen of the United States at the time of death generally will not be subject to U.S. federal estate tax in respect of an investment in Notes as a result of the individual’s death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GMAC stock entitled to vote and, at the time of the individual’s death, payments with respect to the Note would not have been subject to U.S. federal withholding tax and would have been effectively connected to the conduct by the individual of a trade or business in the United States.

Additional Amounts paid pursuant to the obligations described under “Description of the Notes—Payment of Additional Amounts” would be treated as ordinary interest income.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs upon proper certification of exempt status, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See “U.S. Holders” above. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to the effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting requirements apply to payments of interest on a Note, and to proceeds of disposition of a Note. A U.S. Holder will be subject to backup withholding tax (at rates specified from time to time in the

Code) if the U.S. Holder fails to provide the payer with correct taxpayer identification numbers and other information or fails to comply with certain other requirements. GMAC, its paying agent, or a broker, as the case may be, will be required to withhold the required amount from any payment that is subject to backup withholding unless the holder furnishes the payer with its taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally on an IRS Form W-9) and certain other conditions are met.

Non-U.S. Holders

Information returns will be filed with the IRS in connection with payments on the Notes. Backup withholding will not apply to payments of interest made on a Note or to proceeds from a sale or other disposition of a Note if the certifications required to claim the exemption from withholding tax on interest described above are received, provided that GMAC or its paying agent, as the case may be, does not have actual knowledge that the beneficial owner of a payment is a U.S. person.

Holders of the Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated             , 2003 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are acting as representatives (collectively, the “Representatives”), has severally agreed to purchase the principal amount of each series of Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

Underwriters	Principal Amount of Notes
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Banc One Capital Markets, Inc.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.

Total	$

The underwriters have agreed to reimburse us for certain expenses incurred in connection with the offering.

The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of         % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of         % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Notes are offered for sale in those jurisdictions in the United States, Europe, Asia and Canada where it is legal to make such offers.

Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or interest therein or has in its possession or distributes this prospectus supplement or the accompanying prospectus and any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither GMAC nor any other underwriter shall have responsibility therefor.

Each Underwriter has agreed that:

•

it has not offered or sold and will not offer or sell prior to the expiry of the period of six months from the closing date any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (as amended)

•	it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000, or FSMA, of Great Britain with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes or any investments representing the Notes (including without limitation the registration statement registering the Notes, the accompanying prospectus and this prospectus supplement) in circumstances in which Section 21(1) of the FSMA does not apply to it;

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent) or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong; and it has not issued and will not issue any advertisement, invitation or document relating to the Notes whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the Securities Laws of Hong Kong) other than with respect to Notes intended to be disposed of to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

•	it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than (i) to persons who trade or invest in the securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or (ii) circumstances where one of the exceptions to or exemptions from the prohibition contained in article 3 (1) of the securities Transactions Supervision Act 1955 (“Wet toezicht effectnerkeer 1995”) applies.

•	it has not offered or sold, and will not offer or sell, directly or indirectly, any of the Notes in Japan or to any resident of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except (x) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and (y) in compliance with the other relevant requirements of Japanese law.

•	with respect to any other jurisdiction outside of the United States, it has not offered or sold and will not offer or sell any of the Notes in any jurisdiction, except under circumstances that resulted in or will result in compliance with the applicable rules and regulations of such jurisdiction.

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 (Act 42 of 2001) of Singapore (the “Securities and Futures Act”) and the Notes are offered by us pursuant to exemptions invoked under Section 274 and Section 275 of the Securities and Futures Act. Accordingly, each of the Underwriters has severally represented and agreed that the Notes will not be offered or sold or be made the subject of an invitation for subscription or purchase, nor will this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, chapter 289 of Singapore (the “Securities and Futures Act”), (b) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page of this prospectus supplement.

In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

Certain of the underwriters will make the Notes available for distribution on the internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess is providing the system as a conduit for communications between the underwriters who use Market Axess and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from the underwriters who use Market Axess based on transactions they conduct through the system. The underwriters who use Market Axess will make the Notes available to their respective customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

John H. Bryan, a director of Banc One Corporation, of which Banc One Capital Markets, Inc. is a direct wholly owned subsidiary, is a director of General Motors Corporation. In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GMAC and certain of its affiliates.

GENERAL INFORMATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, was incorporated on February 21, 1997 under the Delaware General Corporation Law (Authentication Number 8824423). On January 1, 1998, GMAC was merged with its predecessor, which was originally incorporated in 1919, and thereupon assumed all of its predecessor’s assets, liabilities and obligations. GMAC’s principal executive offices are located at 200 Renaissance Center, Detroit, Michigan, 48265, United States of America.

Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of GMAC and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Régistre de Commerce et des Sociétés à Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and GMAC’s Annual Report on Form 10-K for the year ended December 31, 2002 as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2002, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Générale du Luxembourg S.A. Banque Générale du Luxembourg S.A. will act as intermediary between GMAC and the holders of the Notes. In addition, copies of the Annual Reports, Quarterly Reports and Current Reports of GMAC may be obtained free of charge at such office. Furthermore, information described in the accompanying prospectus “Where You Can Find More Information” on page 2, will be available for inspection and may be copied free of charge at the main office of Banque Générale du Luxembourg S.A.

Except as may be disclosed herein (including the documents incorporated by reference), there has been no material adverse change in the financial or trading position of GMAC since March 31, 2003.

Except as may be disclosed in the documents incorporated by reference, GMAC is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on GMAC’s consolidated financial position.

The Notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Euroclear and Clearstream Common Code No.             , International Security Identification Number (ISIN)              and CUSIP No.                 .

LEGAL OPINIONS

The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

PRINCIPAL EXECUTIVE OFFICES OF GMAC

200 Renaissance Center

Detroit, Michigan 48265-2000

United States

LEGAL AND TAX ADVISORS

TO GMAC

(As to United States Law)	(As to United States Law)
Martin I. Darvick, Esq.	Anne M. Buscaglia, Esq.
300 Renaissance Center	300 Renaissance Center
Detroit, Michigan 48265	Detroit, Michigan 48265
United States	767 Fifth Avenue, 15th Floor
New York, New York 10153
United States

AUDITORS

Independent Auditors of GMAC

Deloitte & Touche LLP

600 Renaissance Center

Detroit, Michigan 48243-1274

United States

LEGAL ADVISORS TO THE UNDERWRITERS

(As to United States Law)

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

United States

LISTING AGENT

Banque Générale du Luxembourg S.A.

50 Avenue J. F. Kennedy

L-2951 Luxembourg

TRUSTEE

The Bank of New York

101 Barclay Street

Floor 7E

New York, New York 10286

United States

PAYING AND TRANSFER AGENT IN LUXEMBOURG

Banque Générale du Luxembourg S.A.

50 Avenue J. F. Kennedy

L-2951 Luxembourg

PROSPECTUS

$30,000,000,000

General Motors Acceptance Corporation

Debt Securities, Warrants to Purchase Debt Securities

We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 20, 2001

You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

Any agent’s commissions or dealer or underwriter’s discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent’s commission, (b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter’s discount. There will be an additional deduction from the proceeds in the case of (a), (b) and (c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents’ commissions, the underwriter discounts and any other expenses of issuance and distribution.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that we previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GMAC and its finances.

SEC Filings (File No. 1-3754)	Period
Annual Report on Form 10-K	Year ended December 31, 2000

You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of G. E. Gross, Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail code 482-B07-C24

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

We are a wholly-owned subsidiary of General Motors Corporation and were incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, we merged with our predecessor, which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of our predecessor’s assets, liabilities and obligations. Operating directly and through subsidiaries and associated companies in which we have equity investments, we offer a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. We also offer financial services to other automobile dealerships and to the customers of those dealerships. Other financial services we offer include insurance and mortgage banking.

Our principal businesses are:

•	to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation;

•	to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make;

•	to finance new products of other manufacturers; and

•	to lease motor vehicles and certain types of capital equipment to others.

The automotive financing industry is highly competitive. Our principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. Our business is influenced by our ability to offer competitive financing rates which in turn is directly affected by our access to capital markets.

RATIO OF EARNINGS TO FIXED CHARGES

Years Ended December 31,
2000	1999	1998	1997	1996
1.30	1.38	1.33	1.42	1.41

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes our consolidated earnings and fixed charges. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

We will add the net proceeds from the sale of the securities to our general funds and they will be available for the purchase of receivables, the making of loans or the repayment of debt. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

•	a First Supplemental Indenture dated as of April 1, 1986

•	a Second Supplemental Indenture dated as of June 15, 1987

•	a Third Supplemental Indenture dated as of September 30, 1996

•	a Fourth Supplemental Indenture dated as of January 1, 1998

•	a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the “Indenture”), between us and The Bank of New York, Successor Trustee (the “Trustee”), copies of which are filed as exhibits to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	the date after which the debt securities may be redeemed and the redemption price;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed; and

•	whether the debt securities shall be issued in book-entry form.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, the “Option to Elect Repurchase” constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the Commission and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the “Global Debt Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of the Depositary’s nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

The Depositary advises that pursuant to procedures established by it:

•	upon issuance of the debt securities by us, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

•	ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

As long as the Depositary’s nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, you will not:

•	be entitled to have any of the debt securities registered in your name,

•	receive or be entitled to receive physical delivery of the debt securities in definitive form, or

•	be considered the owner or holder of the debt securities under the Indenture.

Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal and interest payments on the debt securities registered in the name of the Depositary’s nominee will be made by the Trustee to the Depositary’s nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC’s debt-to-equity ratio.

The debt securities are not secured by mortgage, pledge or other lien.

GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

•

the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•	any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

•	any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

•	extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

Events of Default

An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 30 days after notice in performance of any other covenant in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with the Trustee annually an Officers’ Certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Concerning the Trustee

The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF WARRANTS

General

The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a “Warrant Agreement”) between us and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agent”), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

The warrants will be evidenced by warrant certificates (the “Warrant Certificates”) and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the warrants will expire;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies in which the warrants are exercisable;

•	the periods during which and places at which the warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the Warrant Agent;

•	the exchanges, if any, on which the warrants may be listed; and

•	whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered in five ways:

•	directly to purchasers,

•	through agents,

•	through underwriters,

•	through dealers, and

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less.

By Underwriters

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

By Dealers

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies,

•	educational and charitable institutions, and

•	other institutions.

All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.